UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Form 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   June 20, 2012
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Commission File Number 333-172417

NEUTRA CORP.

(Exact name of small business issuer as specified in its charter)

Florida	27-4505461
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3572 Shady Brook Lane Sarasota, FL	34243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 544-7035

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers

On June 20, 2012, Cindy Morrissey resigned her position as chief executive officer (“CEO”) and sole director of Neutra Corp. (the “Company”). There was no disagreement between the Company and Ms. Morrissey at the time of her resignation from the Company.

On the same date, Michael-Shane Henderson was appointed as the Company’s new president, CEO and sole member of the Board of Directors. Mr. Henderson brings more than two decades of sales and management experience across a broad range of industries to Neutra Corp. From 2009 to 2011, he served as the executive project manager for Precision Site Works, a concrete contractor competing for multi-million dollar projects, where he was in charge of generating new sales leads, managing project costs/budgets, and securing favorable pricing. From 2008 to 2009, Mr. Henderson served as a project manager for Lone Star Striping and Paving, a commercial construction contractor. From 2002 to 2008, Mr. Henderson served as account executive and project manager for Global Asset Liquidators, a commercial construction dismantling company. He has also owned and run several businesses, including an equestrian supplement supply and brokerage company.

Mr. Henderson will be compensated $10,000 per month for his services. The Company and Mr. Henderson have not entered into a written employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 20, 2012	Neutra Corp.

By: /s/ Michael-Shane Henderson
Michael-Shane Henderson
President, Secretary, Treasurer,
Principal Executive Officer,
Principal Financial and Accounting Officer and Sole Director